CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” within the Prospectus and Statement of Additional Information of Tortoise Essential Assets Income Term Fund and to the use of our report dated February 15, 2019, with respect to the financial statements of Tortoise Essential Assets Income Term Fund as of January 25, 2019 included in the Registration Statement (Form N-2) and related Prospectus of Tortoise Essential Assets Income Term Fund to be filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-217430).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 15, 2019